--------                             U.S. SECURITIES AND EXCHANGE COMMISSION                        --------------------------------
 FORM 4                                      Washington, D.C. 20549                                           OMB APPROVAL
--------                                                                                            --------------------------------
[ ] Check this box if no           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                     OMB Number:            3235-0287
    longer subject to                                                                               Expires:      September 30, 1998
    Section 16.  Form 4    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  Estimated average burden
    or Form 5 obligations   Section 17(a) of the Public Utility Holding Company Act of 1935         hours per response.......... 0.5
    may continue.  See         or Section 30(f) of the Investment Company Act of 1940               --------------------------------
    Instruction 1(b).


   (Print or Type Responses)
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
1.  Name and Address of           2.  Issuer Name and Ticker or                     6.  Relationship of Reporting Person to Issuer
    Reporting Person*                 Trading Symbol                                             (Check all applicable)

Michael Kovalchik, MD               ICU Medical, Inc. (ICUI)                             X   Director             10% Owner
----------------------------------------------------------------------------------      ----                  ----
(Last)      (First)    (Middle)   3.  IRS or Social         4. Statement for            ____ Officer (give    ____ Other (specify
                                      Security Number of       Month/Year                            title below         below)
                                      Reporting Person         February 1999
951 Calle Amanecer                    (Voluntary)           ----------------------      -------------------------------------------
--------------------------------                            5. If Amendment,        7.  Individual or Joint/Group Filing (Check
        (Street)                                               Date of Original                                    Applicable Line)
                                                               (Month/Year)               X   Form filed by One Reporting Person
San Clemente, CA 92673                                                                  -----
                                                                                        _____ Form filed by More than One Reporting
                                                                                              Person
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 (City)     (State)  (Zip)                   Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security             2. Trans-  3. Trans-      4. Securities Acquired (A)  5.  Amount of    6. Owner-    7.  Nature of
    (Instr. 3)                       action     action         or Disposed of (D)           Securities      ship          Indirect
                                     Date       Code           (Instr. 3, 4 and 5)          Beneficially    Form:         Beneficial
                                                (Instr. 8)                                  Owned at        Direct        Ownership
                                   (Month/                                                  End of Month    (D) or In-
                                    Day/                                                                    direct (I)
                                    Year)                                                    (Instr. 3      (Instr.4)     (Instr. 4)
                                                                                              and 4)
                                        ------------------------------------------------
Common Stock                                 Code     V     Amount     (A) or      Price
                                                                       (D)
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  Self, Self and Spouse Jointly    2/3/99   S               1,200       D         18.75
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  Self, Self and Spouse Jointly   2/10/99   S               1,000       D         20.06         6,175           D
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  By Self as Trustee for Children 2/19/99   S                 800       D         20.00
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  By Self as Trustee for Children 2/22/99   S                 600       D         19.94         1,700          I(b)        (a)
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  By Spouse in IRA                                                                              1,650          D(b)
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  By Nephrology Associates Pension Plan                                                         3,250           I          (a)
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(**) As of 4/24/98 pursuant to Directors' Stock Award Plan
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  (a)  See first column
  (b)  Dr. Kovalchik disclaims beneficial ownership of all shares held as custodian and all shares held by his spouse.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                 SEC 1474 (7-96)

FORM 4 (Continued)      Table II - Derivative Securities Acquired, Disposed of,
                                      or Beneficially owned
                          (e.g., puts, calls, warrants, options, convertible
                                           securities)

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1.  Title of Derivative       2. Conver-    3. Trans-   4. Trans-      5.  Number of      6. Date Exer-     7. Title and Amount of
    Security (Instr. 3)          sion or       action      action          Derivative        cisable and       Underlying Securities
                                 Exercise      Date        Code            Securities        Expiration        (Instr. 3 and 4)
                                 Price of      (Month/     (Instr. 8)      Acquired (A)      Date (Month/
                                 Deriv-        Day/                        or Disposed       Day/Year)
                                 ative         Year)                       of (D) (Instr.  ----------------------------------------
                                 Security                                  3, 4 and 5)    Date     Expira-               Amount or
                                                        --------------------------------   Exer-    tion       Title      Number of
                                                         Code    V       (A)    (D)        cisable  Date                  Shares
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
Option to Buy Common Stock     16.125                                                      5/12/97  4/22/01   Common       3,750
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                               16.125                                                      4/23/98  4/22/01   Common       3,750
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
1.  Title of Derivative       8. Price            9. Number                10. Ownership            11. Nature of
    Security (Instr. 3)          of                  of                        Form of                  Indirect
                                 Deriv-              Deriv-                    Derivative               Beneficial
                                 ative               ative                     Security:                Ownership
                                 Security            Securities                Direct (D)               (Instr. 4)
                                 (Instr. 5)          Beneficially              or Indirect
                                                     Owned at                  (I)
                                                     End of Month              (Instr. 4)
                                                     (Instr. 4)
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
Option to buy common stock         N/A                3,750                       D
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                                   N/A                3,750                       D
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
Explanation of Responses:



** Intentional misstatements or      /s/ Michael Kovalchik        3/9/1999
   omissions of facts constitute     ----------------------     --------------
   Federal Criminal Violations.          **Signature of             Date
   See 18 U.S.C. 1001 and                Reporting Person
   15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1474 (7-96)